UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): October 26, 2012

Motorola Solutions, Inc.

(Exact Name of Registrant as Specified in Charter)

DELAWARE	1-7221	36-1115800
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1303 East Algonquin Road Schaumburg, Illinois		60196
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (847) 576-5000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d)

On October 26, 2012, the Board of Directors increased the size of the Board of Directors from eight directors to ten directors. In connection therewith, the Board of Directors elected Anne R. Pramagiorre to the Board of Directors, effective immediately, to serve until the Company’s 2013 Annual Meeting and the election and qualification of her successor or, if earlier, her death or resignation or removal from the Board of Directors.

In addition, on October 26, 2012, pursuant to a Nomination and Standstill Agreement (the “Agreement”), dated October 26, 2012, by and among VA Partners I, LLC, ValueAct Capital Management, L.P., ValueAct Capital Master Fund, L.P., ValueAct Capital Management, LLC, ValueAct Holdings, L.P., ValueAct Holdings GP, LLC, Bradley E. Singer and Jeffrey W. Ubben (collectively, the “ValueAct Group”) and the Company, the Board of Directors appointed Mr. Singer to the Company’s Board of Directors, effective as of October 26, 2012. The ValueAct Group represented in the Agreement that as of October 26, 2012, they collectively owned approximately 28.9 million shares (approximately 10.3% of the outstanding common stock of the Company as of September 29, 2012).

Pursuant to the Agreement, in addition to appointing Mr. Singer to the Board of Directors, the Company agreed to (i) nominate Mr. Singer for election to the Board of Directors at the Company’s 2013 annual shareholders meeting (the “2013 Annual Meeting”), and (ii) in the event Mr. Singer resigns or is otherwise removed prior to the 2014 annual shareholders meeting, work in good faith with the ValueAct Group to appoint a mutually acceptable replacement nominee who meets the Company’s historical standards and criteria so long as the ValueAct Group then owns at least 7.5% of the outstanding common stock of the Company.

Mr. Singer has agreed, while serving as a member of the Board of Directors to (i) meet all director independence and other standards of the Company, The New York Stock Exchange and the Securities and Exchange Commission, (ii) remain qualified to serve as a director under the Delaware General Corporation Law and (iii) comply with Company policies, guidelines and codes of conduct. The Company has also agreed that the ValueAct Group may receive certain information about the Company in accordance with a confidentiality agreement.

The Company’s obligations under the Agreement will cease, and Mr. Singer (or his replacement) must offer to resign from the Board if the ValueAct Group ceases to hold at least 7.5% of the Company’s common stock, the Agreement is breached or Mr. Singer (or his replacement) ceases to meet the requirements for Board service.

Pursuant to the Agreement, the ValueAct Group agreed, subject to certain exceptions, that until the date immediately after the date of the Company’s 2014 annual shareholders meeting, the ValueAct Group will not, among other things: (i) acquire any securities of the Company if, immediately after such acquisition, the ValueAct Group would collectively own in the aggregate more than 12.5% of the then outstanding voting securities of the Company, (ii) propose or seek to effect any tender or exchange offer, merger or other business combination involving the Company, or make any public statement with respect to such transaction, (iii) make, or in any way participate in any “proxy contest” or other solicitation of proxies, (iv) sell, transfer or otherwise dispose of any voting securities of the Company to any person who is (or will become upon consummation of such sale, transfer or other disposition) a beneficial owner of 9.9% or more of the outstanding voting securities of the Company or (v) engage in any “short selling” of the Company’s securities. The Agreement contains certain other restrictions on activities by the ValueAct Group and certain of its affiliates and associates. Further, the ValueAct Group has agreed, subject to certain exceptions, to vote its shares in support of Company-nominated directors and otherwise in accordance with the recommendations of the Company’s Board of Directors at the 2013 Annual Meeting.

The Agreement will terminate prior to the Company’s 2014 annual shareholders meeting in certain circumstances.

The foregoing description of the Agreement is qualified in its entirety by reference to the full text of the Agreement, which is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Ms. Pramaggiore and Mr. Singer will receive the standard compensation received by non-employee directors. This compensation arrangement was described in the Company’s definitive proxy statement on Schedule 14A filed on March 12, 2012 with the U.S. Securities and Exchange Commission. As disclosed in the definitive proxy statement, a non-employee director will be granted deferred stock units, pro-rated based on the number of months served with a value of $11,666.67 per month, divided by the closing price of Company Stock on the day of election.

On October 26, 2012, the Board of Directors also appointed Ms. Pramaggiore as a member of the Governance and Nominating Committee and Mr. Singer as a member of the Audit Committee.

The press release announcing these matters is attached as Exhibit 99.2 hereto.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

99.1	Nomination and Standstill Agreement between the Company and the ValueAct Group dated October 26, 2012.

99.2	Press Release announcing the election of Anne R. Prammagiore and Bradley E. Singer, dated October 26, 2012.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MOTOROLA SOLUTIONS, INC. (Registrant)

Dated: October 26, 2012	By:	/s/ Edward Fitzpatrick
Name: Edward Fitzpatrick
Title: Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

99.1	Nomination and Standstill Agreement between the Company and the ValueAct Group dated October 26, 2012.

99.2	Press Release announcing the election of Anne R. Prammagiore and Bradley E. Singer, dated October 26, 2012.